Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Reports Fiscal 2023 Fourth Quarter and Full Year Results and Provides Fiscal 2024 Outlook
    BROOMFIELD, Colo. - September 28, 2023 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the fourth quarter and fiscal year ended July 31, 2023 and reported results of season-to-date season pass sales. Vail Resorts also provided its outlook for the fiscal year ending July 31, 2024, provided an update on capital spending plans, declared a dividend payable in October 2023 and announced share repurchases completed during the fourth quarter.
Highlights
•Net income attributable to Vail Resorts, Inc. was $268.1 million for fiscal 2023 compared to net income attributable to Vail Resorts, Inc. of $347.9 million for fiscal 2022. The decrease in net income attributable to Vail Resorts, Inc. compared to the prior year is primarily attributable to a large gain on disposal of fixed assets in fiscal 2022 and an increase in fiscal 2023 expense associated with a change in the estimated fair value of the contingent consideration liability related to our Park City resort lease.
•Resort Reported EBITDA was $834.8 million for fiscal 2023, compared to $836.9 million for fiscal 2022.
•Pass product sales through September 22, 2023 for the upcoming 2023/2024 North American ski season increased approximately 7% in units and approximately 11% in sales dollars as compared to the period in the prior year through September 23, 2022. Pass product sales are adjusted to eliminate the impact of changes in foreign currency exchange rates by applying current U.S. dollar exchange rates to both current period and prior period sales for Whistler Blackcomb.
•The Company provided its outlook for fiscal 2024 and expects net income attributable to Vail Resorts, Inc. to be between $316 million and $394 million and Resort Reported EBITDA to be between $912 million and $968 million.

Fiscal 2024 guidance, among other assumptions described below, assumes a continuation of the current economic environment and normal weather conditions for the 2023/2024 North American and European ski season and the 2024 Australian ski season.
•The Company declared a quarterly cash dividend of $2.06 per share of Vail Resorts’ common stock that will be payable on October 26, 2023 to shareholders of record as of October 10, 2023 and repurchased approximately 0.4 million shares during the quarter at an average price of $247 for a total of $100 million. For the full fiscal year, the Company repurchased approximately 2.2 million shares, or 5.4% of shares outstanding, at an average price of approximately $229 for a total of $500 million.
Commenting on the Company’s fiscal 2023 results, Kirsten Lynch, Chief Executive Officer, said, “Given the significant weather-related challenges this past season, we are pleased with our overall results for the year, with strong growth in 2022/2023 North American ski season visitation and spending compared to the prior year, further supported by the stability created by our advance commitment products. The return to normal staffing levels enabled our mountain resorts to deliver a strong guest experience resulting in a significant improvement in guest satisfaction scores, which exceeded pre-COVID levels at our destination mountain resorts.
“Visitation growth was achieved through strong growth in pass sales, the addition of Andermatt-Sedrun in Switzerland, the full year impact of Seven Springs Mountain Resort, Hidden Valley Resort and Laurel Mountain Ski Area (collectively, the “Seven Springs Resorts,” acquired December 31, 2021), and record visitation and resort net revenue in March and April. Ancillary businesses, including ski school, dining, and retail/rental, experienced strong growth compared to the prior period, when those businesses were impacted by capacity constraints driven by staffing, and in the case of dining, by operational restrictions associated with COVID-19. Our dining business rebounded strongly from the prior year, though underperformed expectations for the year as guest dining behavior did not fully return to pre-COVID levels following two years of significant operational restrictions associated with COVID-19. Our overall results throughout the 2022/2023 North American ski season highlight the stability of the advance commitment from season pass products in a season with challenging conditions, including travel disruptions during the peak holiday period, abnormal weather conditions which significantly reduced operating days, terrain availability, and activity offerings across our 26 Midwest, Mid-Atlantic and Northeast resorts (collectively, “Eastern” U.S. resorts), and severe weather disruptions at our Tahoe resorts. This past season, approximately 75% of skier visitation at our North American resorts, excluding complimentary visits, was from pass product holders who committed in advance of the season, which compares to approximately 72% for the 2021/2022 North American ski season.”
Regarding the Company’s fiscal 2023 fourth quarter results, Lynch said, “The fourth quarter declined from the prior year, primarily driven by the Company’s fiscal 2023 investments in employees, as well as a below average snowfall and snowmaking temperatures that limited terrain availability during the Australian winter season. North American summer operations also underperformed expectations driven by a combination of lower demand for destination mountain travel, which we believe was primarily driven by a broader shift in summer travel behavior associated with the wider variety of vacation offerings available following various travel restrictions in the prior two years, and weather-related operational disruptions.”
Operating Results
    A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-K for the fiscal year ended July 31, 2023, which was filed today with the Securities and Exchange Commission. The discussion of operating results below compares the results for the fiscal year ended July 31, 2023 to the fiscal year ended July 31, 2022, unless otherwise noted. The following are segment highlights:
Mountain Segment
•Total lift revenue increased $110.7 million, or 8.4%, to $1,420.9 million due to increases in both pass product revenue and non-pass product revenue. Pass product revenue increased 8.5% primarily as a result of an increase in pass product sales for the 2022/2023 North American ski season compared to the prior year, as well as an increase in pass product sales for the 2022 Australian ski season compared to the prior year. Non-pass revenue increased 8.3% primarily due to an increase non-pass ETP (excluding Andermatt-Sedrun) of 7.8%, as well as incremental non-pass revenue from Andermatt-Sedrun of $13.2 million. Total non-pass ETP, including the impact of Andermatt-Sedrun, increased 4.3%. The increase in non-pass revenue also benefited from an increase in visitation at our Australian ski areas in the first quarter of fiscal 2023, which experienced record visitation and favorable snow conditions during the 2022 Australian ski season following periodic COVID-related closures and restrictions in the prior season.
•Ski school revenue increased $63.6 million, or 28.5%, dining revenue increased $60.9 million, or 37.2%, and retail/rental revenue increased $49.7 million, or 15.9%, each primarily driven by the greater impact of COVID-19 and related limitations and restrictions in the prior year, including staffing challenges which limited our ability to operate at full capacity, as well as increased skier visitation.
•Operating expense increased $314.4 million, or 22.4%, which was primarily attributable to investments in employee wages and salaries and increased headcount to support more normalized staffing and operations at our resorts, as well as increased variable expenses associated with increased revenue, the impact of inflation and incremental expenses associated with Andermatt-Sedrun and the Seven Springs Resorts.
•Mountain Reported EBITDA increased $11.4 million, or 1.4%, which includes $21.2 million of stock-based compensation for fiscal 2023 compared to $20.9 million in the prior year.

Lodging Segment
•Lodging segment net revenue (excluding payroll cost reimbursements) increased $22.8 million, or 7.6%, primarily due to increases in dining and ancillary revenue as a result of fewer COVID-19 related limitations and restrictions as compared to the prior year and a return to more normalized operations, as well as incremental revenue from the Seven Springs Resorts.
•Operating expense (excluding reimbursed payroll costs) increased $36.3 million, or 13.2%, which was primarily attributable to investments in employee wages and salaries and increased headcount to support more normalized staffing and operations at our resorts, as well as increased variable expenses associated with increased revenue, the impact of inflation and incremental expenses associated with the Seven Springs Resorts.
•Lodging Reported EBITDA decreased $13.5 million, or 52.4%, which includes $4.0 million of stock-based compensation expense in fiscal 2023 compared to $3.7 million in the prior year.
Resort - Combination of Mountain and Lodging Segments
•Resort net revenue was $2,881.3 million for fiscal 2023, an increase of $356.1 million, or 14.1%, compared to resort net revenue of $2,525.2 million for fiscal 2022.
•Resort Reported EBITDA was $834.8 million for fiscal 2023, a decrease of $2.1 million, or 0.2%, compared to fiscal 2022.
Total Performance
•Total net revenue increased $363.5 million, or 14.4%, to $2,889.4 million.
•Net income attributable to Vail Resorts, Inc. was $268.1 million, or $6.74 per diluted share, for fiscal 2023 compared to net income attributable to Vail Resorts, Inc. of $347.9 million, or $8.55 per diluted share, in fiscal 2022. The decrease in net income attributable to Vail Resorts, Inc. was primarily due to a reduction in the gain on disposal of fixed assets and other, net, for fiscal 2023 compared to fiscal 2022, for which prior year disposals included (i) $32.2 million gain from the sale of the DoubleTree at Breckenridge hotel; (ii) $10.3 million in proceeds from the NPS related to partial payments for a leasehold surrender interest at GTLC which was made at the request of the NPS; and (iii) $7.9 million gain from the sale of an administrative building in Avon, CO. The decrease was also attributable to a $29.6 million increase in fiscal 2023 expense associated with a change in the estimated fair value of the contingent consideration liability related to our Park City resort lease.
Return of Capital
Commenting on capital allocation, Lynch said, “Our balance sheet remains strong, and the business continues to generate robust cash flow. Our total cash and revolver availability as of July 31, 2023 was approximately $1.2 billion, with

$563 million of cash on hand, $421 million of U.S. revolver availability under the Vail Holdings Credit Agreement and $225 million of revolver availability under the Whistler Credit Agreement. As of July 31, 2023, our Net Debt was 2.7 times trailing twelve months Total Reported EBITDA. The Company declared a quarterly cash dividend of $2.06 per share of Vail Resorts’ common stock that will be payable on October 26, 2023 to shareholders of record as of October 10, 2023. During the quarter, the Company repurchased approximately 0.4 million shares of common stock at an average price of $247 for a total of approximately $100.0 million. Including shares repurchased during the fourth quarter, the Company repurchased a total of approximately 2.2 million shares of common stock during fiscal year 2023 at an average price of approximately $229 for a total of $500.0 million. We remain committed to returning capital to shareholders and intend to maintain an opportunistic approach to future share repurchases. We will continue to be disciplined stewards of our capital and remain committed to prioritizing investments in our guest and employee experience, high-return capital projects, strategic acquisition opportunities, and returning capital to our shareholders through our quarterly dividend and share repurchase program.”
Season Pass Sales
Commenting on the Company's season pass sales for the upcoming 2023/2024 North American ski season, Lynch said, “Advance commitment continues to be the foundation of our strategy, shifting guests from short term refundable lift ticket purchases to a nonrefundable commitment before the season starts, in exchange for greater value. We are pleased with the results of our season pass sales to date, which demonstrate the compelling value proposition of our pass products, our network of mountain resorts, and our commitment to continually investing in and delivering a strong guest experience. Through September 22, 2023, North American ski season pass sales increased approximately 7% in units and 11% in sales dollars as compared to the period in the prior year through September 23, 2022. Pass product sales are adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.74 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb pass sales.
“Relative to the 2022/2023 season, the Company achieved strong loyalty among its pass holders, with particularly strong pass sales growth from renewing pass holders, while also growing sales among new pass holders. The Company successfully grew units across destination, international and local geographies, with the strongest unit growth in destination markets, including in the Northeast, and across all major pass product segments, with the strongest product growth in regional pass products and Epic Day Pass products as lower frequency guests and local Northeast guests continue to be attracted by the strong value proposition of these products. The business also achieved positive growth in the Midwest and Mid-Atlantic, which after challenging conditions last season, highlights the stability of our advance commitment program, loyalty of our guests, and significant opportunity to drive pass penetration in the East. Pass sales dollars continue to benefit from the 8% price increase relative to the 2022/23 season, partially offset by the mix impact from the growth of Epic Day Pass products. As we enter the final period for season pass sales, we expect our December 2023 growth rates may moderate relative to our September 2023 growth rates given the impact of moving purchasers earlier in the selling cycle.”
Lynch continued, “We continue to prioritize advance commitment as the best way for guests to access our mountain resorts. Similar to prior seasons, lift ticket sales will be limited during the 2023/2024 season in order to prioritize guests committing in advance with season passes and to preserve the guest experience at each resort. We expect these lift ticket limitations will further support our resorts and communities on peak days, and we do not anticipate that the limitations will have a significant impact on our financial results, consistent with prior seasons. As a reminder, no reservations are required at any of the resorts on the Epic Pass for pass holders, other than at our partner resort Telluride.”
Capital Investments
Commenting on the Company’s investments for the 2023/2024 North American ski season, Lynch said, “We remain dedicated to delivering an exceptional guest experience and will continue to prioritize reinvesting in the experience at our resorts, including consistently increasing capacity through lift, terrain and food and beverage expansion projects. As previously announced, the Company expects to invest approximately $180 million to $185 million in calendar year 2023, excluding one-time investments related to integration activities, deferred capital associated with previously delayed projects, reimbursable investments associated with insurance recoveries, and growth capital investments at Andermatt-Sedrun.
“At Keystone, we plan to complete the transformational lift-served terrain expansion project in Bergman Bowl, increasing lift-served terrain by 555 acres with the addition of a new six-person high speed lift. At Breckenridge, we plan to upgrade the Peak 8 base area to enhance the beginner and children’s experience and increase uphill capacity from this popular base area. The investment plan includes a new four-person high speed 5-Chair to replace the existing two-person fixed-grip lift as well as significant improvements, including new teaching terrain and a transport carpet from the base, to make the beginner experience more accessible. At Whistler Blackcomb, we plan to replace the four-person high speed Fitzsimmons lift with a new eight-person high speed lift. At Stevens Pass, we are planning to replace the two-person fixed-grip Kehr’s Chair lift with a new four-person lift, which is designed to improve out-of-base capacity and guest experience. At Attitash, we plan to replace the three-person fixed-grip Summit Triple lift with a new four-person high speed lift to increase uphill capacity and reduce guests’ time on the longest lift at the resort. We currently plan to complete these lift projects in time for the 2023/2024 North American winter season.
“The Company is planning to pilot My Epic Gear at Vail, Beaver Creek, Breckenridge, and Keystone for a limited number of pass holders during the 2023/2024 North American ski season, which will introduce a new membership program that provides the best benefits of gear ownership but with more choice, lower cost, and no hassle. My Epic Gear provides its members with the ability to choose the gear they want, for the full season or for the day, from a selection of the most popular and latest ski and snowboard models, and have it delivered to them when and where they want it, guaranteed, with free slopeside pick up and drop off every day. In addition to offering the best skis and snowboards, My Epic Gear will also offer name brand, high-quality ski and snowboard boots with customized insoles and boot fit scanning technology. The entire My Epic Gear membership, from gear selection to boot fit to personalized recommendations to delivery, will be at the members' fingertips through the new My Epic app. My Epic Gear will officially launch for the 2024/2025 winter season at Vail, Beaver Creek, Breckenridge, Keystone, Whistler Blackcomb, Park City Mountain, Crested Butte, Heavenly, Northstar, Stowe, Okemo, and Mount Snow, and further expansions are expected in future years.
“The Company is also planning to introduce new technology for the 2023/2024 ski season at its U.S. resorts that will allow guests to store their pass product or lift ticket directly on their phone and scan at lifts hands-free, eliminating the need for carrying plastic cards, visiting the ticket window or waiting to receive a pass or lift ticket in the mail. Once loaded on their phones, guests can store their phone in their pocket, and get scanned hands free in the lift line using Bluetooth® Low Energy technology, which is designed for low energy usage to minimize the impact on a phone’s battery life. In addition to the significant enhancement of the guest experience, this technology will also ultimately reduce waste of printing plastic cards for pass products and lift tickets, and RFID chips, as a part of the Company’s Commitment to Zero. For the first year of launch, to ensure a smooth transition, the Company will provide plastic cards for passes and lift tickets to all guests, and in future years plastic cards will be available to any guests who cannot or do not want to use their phone to store their pass product or lift ticket. We are also excited to announce the launch of our new My Epic app, which will include Mobile Pass and Mobile Lift Tickets, interactive trail maps, real-time and predictive lift line wait times, personalized stats, My Epic Gear, and other relevant information to support the guest experience. The Company is also investing in network-wide scalable technology that will enhance our analytics, e-commerce and guest engagement tools to improve our ability to target our guest outreach, personalize messages and improve conversion.”
Including $10 million of deferred capital associated with previously delayed projects, $4 million of reimbursable investments associated with insurance recoveries, $1 million of one-time investments related to integration activities, and $9 million of growth capital investments at Andermatt-Sedrun, our total capital plan for calendar year 2023 is expected to be approximately $204 million to $209 million.”
Regarding calendar year 2024 capital expenditures, Lynch said, “In addition to this year’s significant investments across new lifts, expanded terrain and enhanced guest-facing technology, we are pleased to announce some select projects for our calendar year 2024 capital plan, with the full capital investment announcement planned for December 2023. At Whistler Blackcomb, we plan to replace the four-person high speed Jersey Cream lift with a new six-person high speed lift. This lift is expected to provide a meaningful increase to uphill capacity and better distribute guests at a central part of the resort. At Hunter Mountain, we plan to replace the four-person fixed-grip Broadway lift with a new six-person high speed lift and plan to relocate the existing Broadway lift to replace the two-person fixed-grip E lift, providing a meaningful increase in uphill capacity and improved access to terrain that is key to the progressive learning experience for our guests. At Park City Mountain, we expect to engage in a planning process to support the replacement of the Sunrise lift with a new 10-person gondola in partnership with the Canyons Village Management Association in calendar year 2025, which will provide improved access and enhanced guest experience for existing and future developments within Canyons Village. These projects are subject to approvals.”
Guidance
Commenting on guidance, Lynch said, “As we head into fiscal year 2024, we are encouraged by the strength in advance commitment product sales and remain committed to delivering a strong guest experience while maintaining cost discipline. We expect meaningful growth for fiscal 2024 relative to fiscal 2023 with strong Resort EBITDA margin. Our guidance for net income attributable to Vail Resorts, Inc. is estimated to be between $316 million and $394 million for fiscal 2024. We estimate Resort Reported EBITDA for fiscal 2024 will be between $912 million and $968 million. We estimate Resort EBITDA Margin for fiscal 2024 to be approximately 31.0% using the midpoint of the guidance range.
“Fiscal 2024 guidance includes an expectation that the first quarter of fiscal 2024 will generate net loss attributable to Vail Resorts, Inc. between $191 million and $168 million and Resort Reported EBITDA between negative $154 million and negative $140 million. At the midpoint of the guidance range, first quarter fiscal 2024 Resort Reported EBITDA assumes a negative impact of approximately $46 million compared to the first quarter of fiscal 2023 excluding exchange rate impacts, primarily driven by cost inflation, including a $7 million impact of our fiscal 2023 employee investment which went into effect in October 2022, lower results from our Australian resorts from the continuation of the weather related challenges that impacted terrain in the fourth quarter of fiscal 2023, and lower results from North American summer operations from the continuation of the lower demand for destination mountain travel experienced in the prior fiscal quarter. Relative to fiscal 2023, fiscal 2024 full year guidance also reflects a negative Resort Reported EBITDA impact of approximately $3 million as a result of the Company’s fiscal 2023 exit of its retail and rental locations in Telluride and Aspen.
“The guidance assumes a continuation of the current economic environment and normal weather conditions for the 2023/2024 North American and European ski season and the 2024 Australian ski season. The guidance assumes an exchange rate of $0.74 between the Canadian Dollar and U.S. Dollar related to the operations of Whistler Blackcomb in Canada, an exchange rate of $0.64 between the Australian Dollar and U.S. Dollar related to the operations of Perisher, Falls Creek and Hotham in Australia, and an exchange rate of $1.10 between the Swiss Franc and U.S. Dollar related to the operations of Andermatt-Sedrun in Switzerland. The current fiscal 2024 exchange rate assumptions result in an expected $5 million negative impact relative to fiscal 2023 results and an expected $10 million negative impact relative to our original fiscal 2023 guidance provided in September 2022.”

The following table reflects the forecasted guidance range for the Company’s fiscal 2024 first quarter ending October 31, 2023 and full year ending July 31, 2024 for Total Reported EBITDA (after stock-based compensation expense) and reconciles net (loss) income attributable to Vail Resorts, Inc. guidance to such Total Reported EBITDA guidance.

	Fiscal 2024 Guidance		Fiscal 2024 Guidance
	(In thousands)		(In thousands)
	For the Three Months Ending		For the Year Ending
	October 31, 2023 (6)		July 31, 2024 (6)
	Low End	High End	Low End	High End
	Range	Range	Range	Range
Net (loss) income attributable to Vail Resorts, Inc.	$(191,000)	$(168,000)	$316,000	$394,000
Net (loss) income attributable to noncontrolling interests	(6,000)	(10,000)	26,000	20,000
Net (loss) income	(197,000)	(178,000)	342,000	414,000
(Benefit) provision for income taxes (1)	(67,000)	(60,000)	115,000	139,000
(Loss) income before income taxes	(264,000)	(238,000)	457,000	553,000
Depreciation and amortization	69,000	67,000	277,000	261,000
Interest expense, net	42,000	39,000	165,000	157,000
Other (2)	3,000	(2,000)	11,000	1,000
Total Reported EBITDA	$(150,000)	$(134,000)	$910,000	$972,000

Mountain Reported EBITDA (3)	$(152,000)	$(138,000)	$886,000	$940,000
Lodging Reported EBITDA (4)	(4,000)	—	22,000	32,000
Resort Reported EBITDA (5)	(154,000)	(140,000)	912,000	968,000
Real Estate Reported EBITDA	4,000	6,000	(2,000)	4,000
Total Reported EBITDA	$(150,000)	$(134,000)	$910,000	$972,000

(1) The (benefit) provision for income taxes may be impacted by excess tax benefits primarily resulting from vesting and exercises of equity awards. Our estimated (benefit) provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards may be in-the-money depending on the current value of the stock price.

(2) Our guidance includes certain forward looking known changes in the fair value of the contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any forward looking change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material. Separately, the intercompany loan associated with the Whistler Blackcomb transaction requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material. Additionally, our guidance excludes the impact of any future sales or disposals of land or other assets which are contingent upon future approvals or other outcomes.

(3) Mountain Reported EBITDA also includes approximately $6 million and $23 million of stock-based compensation for the three months ending October 31, 2023 and the year ending July 31, 2024, respectively.

(4) Lodging Reported EBITDA also includes approximately $1 million and $4 million of stock-based compensation for the three months ending October 31, 2023 and the year ending July 31, 2024, respectively.

(5) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(6) Guidance estimates are predicated on an exchange rate of $0.74 between the Canadian dollar and U.S. dollar, related to the operations of Whistler Blackcomb in Canada; an exchange rate of $0.64 between the Australian dollar and U.S. dollar, related to the operations of our Australian ski areas; and an exchange rate of $1.10 between the Swiss franc and U.S. dollar, related to the operations of Andermatt-Sedrun in Switzerland.

Earnings Conference Call
    The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 445-7795 (U.S. and Canada) or +1 (785) 424-1699 (international). The conference ID is MTNQ423. A replay of the conference call will be available two hours following the conclusion of the conference call through October 6, 2023, at 8:00 p.m. eastern time. To access the replay, dial (800) 839-2393 (U.S. and Canada) or +1 (402) 220-7206 (international). The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun in Switzerland; and Perisher, Hotham, and Falls Creek in Australia. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 250 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including the statements regarding fiscal 2024 performance (including the assumptions related thereto), including our expected net income and Resort Reported EBITDA; our expectations regarding our liquidity; expectations related to our season pass products; our expectations regarding our ancillary lines of business; and the payment of dividends. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to the economy generally, and our business and results of operations, including the ultimate amount of refunds that we would be required to refund to our pass product holders for qualifying circumstances under our Epic Coverage program; prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; risks associated with the effects of high or prolonged inflation, rising interest rates and financial institution disruptions; unfavorable weather conditions or the impact of natural disasters or other unexpected events; the willingness or ability of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases (such as the COVID-19 pandemic), and the cost and availability of travel options and changing consumer preferences, discretionary spending habits or willingness to travel; risks related to travel and airline disruptions, and other adverse impacts on the ability of our guests to travel; public health emergencies, such as the COVID-19 pandemic, and the corresponding impact on the travel and leisure industry generally, and our financial condition and operations; risks related to interruptions or disruptions of our information technology systems, data security or cyberattacks; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; our ability to acquire, develop and implement relevant technology offerings for customers and partners, including effectively implementing our My Epic application; the seasonality of our business combined with adverse events that may occur during our peak operating periods; competition in our mountain and lodging businesses or with other recreational and leisure activities; risks related to the high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to federal, state, local and foreign government laws, rules and regulations, including environmental and health and safety laws and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products, properties and services effectively; potential failure to adapt to technological developments or industry trends regarding information technology; risks related to our workforce, including increased labor costs, loss of key personnel and our ability to maintain adequate staffing, including hiring and retaining a sufficient seasonal workforce; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; risks related to scrutiny and changing expectations regarding our environmental, social and governance practices and reporting; our ability to successfully integrate acquired businesses, including their integration into our internal controls and infrastructure; our ability to successfully navigate new markets, including Europe; or that acquired businesses may fail to perform in accordance with expectations; risks associated with international operations; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars and the Swiss franc, as compared to the U.S. dollar; changes in tax laws, regulations or interpretations, or adverse determinations by taxing authorities; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; adverse consequences of current or future litigation and legal claims; changes in accounting judgments and estimates, accounting principles, policies or guidelines; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2023, which was filed on September 28, 2023.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2023	2022	2023	2022
Net revenue:
Mountain and Lodging services and other	$205,818	$203,843	$2,372,175	$2,116,547
Mountain and Lodging retail and dining	63,852	63,209	509,124	408,657
Resort net revenue	269,670	267,052	2,881,299	2,525,204
Real Estate	98	84	8,065	708
Total net revenue	269,768	267,136	2,889,364	2,525,912
Segment operating expense:
Mountain and Lodging operating expense	242,209	215,480	1,454,324	1,180,963
Mountain and Lodging retail and dining cost of products sold	29,187	27,296	203,278	162,414
General and administrative	85,190	87,234	389,465	347,493
Resort operating expense	356,586	330,010	2,047,067	1,690,870
Real Estate operating expense	1,264	1,321	10,635	5,911
Total segment operating expense	357,850	331,331	2,057,702	1,696,781
Other operating (expense) income:
Depreciation and amortization	(68,801)	(63,177)	(268,501)	(252,391)
(Loss) gain on sale of real property	(3)	125	842	1,276
Change in fair value of contingent consideration	(2,200)	1,300	(49,836)	(20,280)
(Loss) gain on disposal of fixed assets and other, net	(1,015)	27,829	(9,070)	43,992
(Loss) income from operations	(160,101)	(98,118)	505,097	601,728
Interest expense, net	(40,211)	(36,140)	(153,022)	(148,183)
Mountain equity investment income (loss), net	123	(115)	605	2,580
Investment income and other, net	6,010	2,738	23,744	3,718
Foreign currency gain (loss) on intercompany loans	2,656	397	(2,907)	(2,682)
(Loss) income before benefit from (provision for) income taxes	(191,523)	(131,238)	373,517	457,161
Benefit from (provision for) income taxes	56,901	21,583	(88,414)	(88,824)
Net (loss) income	(134,622)	(109,655)	285,103	368,337
Net loss (income) attributable to noncontrolling interests	6,056	969	(16,955)	(20,414)
Net (loss) income attributable to Vail Resorts, Inc.	$(128,566)	$(108,686)	$268,148	$347,923
Per share amounts:
Basic net (loss) income per share attributable to Vail Resorts, Inc.	$(3.35)	$(2.70)	$6.76	$8.60
Diluted net (loss) income per share attributable to Vail Resorts, Inc.	$(3.35)	$(2.70)	$6.74	$8.55
Cash dividends declared per share	$2.06	$1.91	$7.94	$5.58
Weighted average shares outstanding:
Basic	38,370	40,305	39,654	40,465
Diluted	38,370	40,305	39,760	40,687

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations - Other Data
(In thousands)
(Unaudited)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2023	2022	2023	2022
Other Data:
Mountain Reported EBITDA	$(91,074)	$(62,362)	$822,570	$811,167
Lodging Reported EBITDA	4,281	(711)	12,267	25,747
Resort Reported EBITDA	(86,793)	(63,073)	834,837	836,914
Real Estate Reported EBITDA	(1,169)	(1,112)	(1,728)	(3,927)
Total Reported EBITDA	$(87,962)	$(64,185)	$833,109	$832,987
Mountain stock-based compensation	$5,282	$5,025	$21,242	$20,892
Lodging stock-based compensation	1,015	881	3,972	3,737
Resort stock-based compensation	6,297	5,906	25,214	24,629
Real Estate stock-based compensation	50	46	195	256
Total stock-based compensation	$6,347	$5,952	$25,409	$24,885

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except Effective Ticket Price (“ETP”))
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2023	2022	(Decrease)	2023	2022	(Decrease)
Net Mountain revenue:
Lift	$58,705	$59,594	(1.5)%	$1,420,900	$1,310,213	8.4%
Ski school	9,763	9,203	6.1%	287,275	223,645	28.5%
Dining	17,689	17,310	2.2%	224,642	163,705	37.2%
Retail/rental	26,200	30,064	(12.9)%	361,484	311,768	15.9%
Other	68,660	68,633	—%	246,605	203,783	21.0%
Total Mountain net revenue	181,017	184,804	(2.0)%	2,540,906	2,213,114	14.8%
Mountain operating expense:
Labor and labor-related benefits	116,756	92,418	26.3%	744,613	561,266	32.7%
Retail cost of sales	13,228	13,173	0.4%	118,717	99,024	19.9%
Resort related fees	4,162	3,758	10.8%	104,797	93,177	12.5%
General and administrative	71,458	73,150	(2.3)%	325,903	292,412	11.5%
Other	66,610	64,552	3.2%	424,911	358,648	18.5%
Total Mountain operating expense	272,214	247,051	10.2%	1,718,941	1,404,527	22.4%
Mountain equity investment income (loss), net	123	(115)	207.0%	605	2,580	(76.6)%
Mountain Reported EBITDA	$(91,074)	$(62,362)	(46.0)%	$822,570	$811,167	1.4%

Total skier visits	867	1,019	(14.9)%	19,410	17,298	12.2%
ETP	$67.71	$58.48	15.8%	$73.20	$75.74	(3.4)%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2023	2022	(Decrease)	2023	2022	(Decrease)
Lodging net revenue:
Owned hotel rooms	$27,982	$27,217	2.8%	$80,117	$80,579	(0.6)%
Managed condominium rooms	14,181	14,001	1.3%	96,785	97,704	(0.9)%
Dining	17,010	15,273	11.4%	62,445	48,569	28.6%
Transportation	970	1,600	(39.4)%	15,242	16,021	(4.9)%
Golf	6,665	5,837	14.2%	12,737	10,975	16.1%
Other	18,581	14,859	25.0%	55,816	46,500	20.0%
	85,389	78,787	8.4%	323,142	300,348	7.6%
Payroll cost reimbursements	3,264	3,461	(5.7)%	17,251	11,742	46.9%
Total Lodging net revenue	88,653	82,248	7.8%	340,393	312,090	9.1%
Lodging operating expense:
Labor and labor-related benefits	37,021	35,959	3.0%	148,915	128,884	15.5%
General and administrative	13,732	14,084	(2.5)%	63,562	55,081	15.4%
Other	30,355	29,455	3.1%	98,398	90,636	8.6%
	81,108	79,498	2.0%	310,875	274,601	13.2%
Reimbursed payroll costs	3,264	3,461	(5.7)%	17,251	11,742	46.9%
Total Lodging operating expense	84,372	82,959	1.7%	328,126	286,343	14.6%
Lodging Reported EBITDA	$4,281	$(711)	702.1%	$12,267	$25,747	(52.4)%

Owned hotel statistics:
ADR	$309.23	$314.22	(1.6)%	$312.15	$309.78	0.8%
RevPAR	$170.21	$177.66	(4.2)%	$160.75	$170.84	(5.9)%
Managed condominium statistics:
ADR	$260.38	$266.54	(2.3)%	$416.77	$410.13	1.6%
RevPAR	$56.89	$59.99	(5.2)%	$124.41	$122.15	1.9%
Owned hotel and managed condominium statistics (combined):
ADR	$285.41	$289.60	(1.4)%	$378.62	$373.89	1.3%
RevPAR	$90.24	$91.94	(1.8)%	$133.48	$133.53	—%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of July 31,
	2023	2022
Total Vail Resorts, Inc. stockholders’ equity	$1,003,947	$1,612,439
Long-term debt, net	$2,750,675	$2,670,300
Long-term debt due within one year	69,160	63,749
Total debt	2,819,835	2,734,049
Less: cash and cash equivalents	562,975	1,107,427
Net debt	$2,256,860	$1,626,622

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net (loss) income attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three and twelve months ended July 31, 2023 and 2022.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended July 31,		Twelve Months Ended July 31,
	2023	2022	2023	2022
Net (loss) income attributable to Vail Resorts, Inc.	$(128,566)	$(108,686)	$268,148	$347,923
Net (loss) income attributable to noncontrolling interests	(6,056)	(969)	16,955	20,414
Net (loss) income	(134,622)	(109,655)	285,103	368,337
(Benefit from) provision for income taxes	(56,901)	(21,583)	88,414	88,824
(Loss) income before (benefit from) provision for income taxes	(191,523)	(131,238)	373,517	457,161
Depreciation and amortization	68,801	63,177	268,501	252,391
Loss (gain) on disposal of fixed assets and other, net	1,015	(27,829)	9,070	(43,992)
Change in fair value of contingent consideration	2,200	(1,300)	49,836	20,280
Investment income and other, net	(6,010)	(2,738)	(23,744)	(3,718)
Foreign currency (gain) loss on intercompany loans	(2,656)	(397)	2,907	2,682
Interest expense, net	40,211	36,140	153,022	148,183
Total Reported EBITDA	$(87,962)	$(64,185)	$833,109	$832,987

Mountain Reported EBITDA	$(91,074)	$(62,362)	$822,570	$811,167
Lodging Reported EBITDA	4,281	(711)	12,267	25,747
Resort Reported EBITDA (1)	(86,793)	(63,073)	$834,837	$836,914
Real Estate Reported EBITDA	(1,169)	(1,112)	(1,728)	(3,927)
Total Reported EBITDA	$(87,962)	$(64,185)	$833,109	$832,987

(1) Resort represents the sum of Mountain and Lodging

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended July 31, 2023.

(In thousands) (Unaudited) (As of July 31, 2023)
Long-term debt, net	$2,750,675
Long-term debt due within one year	69,160
Total debt	2,819,835
Less: cash and cash equivalents	562,975
Net debt	$2,256,860
Net debt to Total Reported EBITDA	2.7 x
The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and twelve months ended July 31, 2023 and 2022.

	(In thousands) (Unaudited) Three Months Ended July 31,		(In thousands) (Unaudited) Twelve Months Ended July 31,
	2023	2022	2023	2022
Real Estate Reported EBITDA	$(1,169)	$(1,112)	$(1,728)	$(3,927)
Non-cash Real Estate cost of sales	—	—	5,138	227
Non-cash Real Estate stock-based compensation	50	46	195	256
Proceeds received from Real Estate sales	—	6,125	—	8,091
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(31)	142	(211)	(1,132)
Net Real Estate Cash Flow	$(1,150)	$5,201	$3,394	$3,515

The following table reconciles Resort net revenue to Resort EBITDA Margin for the year ended July 31, 2023 and fiscal 2024 guidance.

	(In thousands) (Unaudited)	(In thousands) (Unaudited)
	Twelve Months Ended July 31, 2023	Fiscal 2024 Guidance (2)
Resort net revenue (1)	$2,881,299	$3,037,000
Resort Reported EBITDA (1)	$834,837	$940,000
Resort EBITDA margin (1)	29.0%	31.0%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point of Guidance